Exhibit 99.1
NEWS RELEASE

Date: June 5, 2007	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Acquires The Schaffer Companies, Ltd.
IRVINE, California, June 5, 2007 — CorVel Corporation (NASDAQ: CRVL) today announced the acquisition of The Schaffer Companies, Ltd. (“Schaffer”). Schaffer is a Baltimore, Maryland based provider of integrated medical management, claims processing and technology services for workers’ compensation clients. With nine offices serving twenty states, Schaffer customers include municipalities, private employers, and Longshore and Harbor carriers. The acquisition, which closed on June 1, 2007, represents the continued expansion of CorVel’s Enterprise Comp service offering.
Enterprise Comp is a fully integrated end to end claims management solution directed toward the self insured and municipal markets. CorVel’s solution proactively manages the entire episode of a workers’ compensation claim, providing improved return-to-work and medical outcomes. By incorporating a strong medical management component in claims management, Enterprise Comp is able to control the cost of claims more effectively than the traditional claims management model, saving customers time and money.
CorVel is committed to providing innovative technology-based healthcare management solutions to its customers. The Enterprise Comp claims management process includes real-time, web-based claim intake and medical triaging capabilities — including interpretive systems and sophisticated rules engines. This outcomes-based solution offers online access to integrated care information, standardized medical treatments, claims and bill review data on CorVel’s healthcare management portal, www.caremc.com. The website stores integrated medical and claims information to facilitate detailed data analysis, reporting and benchmarking, allowing claims professionals to identify adverse trends in real time and institute corrective actions, reducing costs.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to customers nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2006, and the Company’s most recent form 10-Q.